Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-253175

PROSPECTUS SUPPLEMENT NO. 11

(To prospectus dated May 12, 2021)

Up to 29,368,920 Shares of Common Stock

This prospectus supplement no. 11 amends and supplements the prospectus dated May 12, 2021, relating to the offering and resale by the selling stockholders identified in the prospectus of up to 29,368,920 shares of our common stock, par value $0.0001 per share (as supplemented or amended from time to time, the “Prospectus”).

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on January 14, 2022.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on the NASDAQ Global Market under the symbol “GMTX.” On January 13, 2022, the last reported sale price of our common stock on the NASDAQ Global Market was $2.05.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 14, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2022

GEMINI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39438	85-1612845
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Address Not Applicable	Address Not Applicable
(Address of principal executive offices)	(Zip Code)

(617) 401-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GMTX	The Nasdaq Global Market

☒

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 13, 2022, the Company awarded its Chief Financial Officer, Brian Piekos, a one-time cash and equity bonus award, pursuant to which Mr. Piekos is eligible to receive a cash incentive of up to $212,625 upon achievement of certain corporate milestones and a restricted stock unit award relating to 280,876 shares of the Company’s common stock vesting on the one (1)-year anniversary of the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gemini Therapeutics, Inc.

By:	/s/ Jason Meyenburg
Name:	Jason Meyenburg
Title:	Chief Executive Officer

Dated: January 14, 2022